Wejo Announces Additional $15.9 Million PIPE Investment with Significant Investment Coming from Strategic Partner and Investor, Sompo Light Vortex, Inc. Implements Significant Cost Reductions While Focusing on Expansion in Launched Products in Marketplace Solutions and Automotive SaaS Raising 2022 Adjusted EBITDA Outlook MANCHESTER, England, July 29, 2022 – Wejo Group Limited (NASDAQ: WEJO), a global leader in Smart Mobility cloud and software solutions for connected, electric, and autonomous vehicle data, today announced completion of a self-arranged $15.9 Million private investment in public equity (“PIPE”) investment in Wejo (the “Company”), with significant investment coming from Sompo Light Vortex, Inc., a wholly-owned subsidiary of Sompo Holdings, one of Wejo’s major commercial partners as well as current investors and certain members of Wejo’s Board of Directors. Under the PIPE, the Company has agreed to issue and sell in a private placement an aggregate of approximately 11.3 million of the Company’s units, each consisting of one of the Company’s common shares and one third of one warrant per unit purchased. The additional liquidity raised through this initiative, combined with Wejo’s significant expense reduction initiatives discussed below, and with further draw downs on the Company’s existing debt and equity facilities previously announced, is intended to extend Wejo’s capital runway through late 2023 under current capital market conditions. Wejo’s cost saving initiatives implemented in 2022 reduce our cash burn from $10 million per month at the start of 2022 to a projected $5-6 million per month by the fourth quarter of 2022. As a result of these reduced expenses, Wejo is updating its 2022 financial outlook with respect to Adjusted EBITDA. The Company now expects its 2022 Adjusted EBITDA loss to be in the range of $85 million to $95 million for 2022, a significant improvement versus previous expectations in the range of $110 million to $120 million. The Company remains committed to achieving our revenue and vehicles on platform objectives for 2022. “Executing a successful capital raise in this economic environment is a major achievement for Wejo and reflects our investors’, partners’, and directors’ confidence in the Company’s ability to improve business fundamentals as we focus our portfolio of solutions around the traffic and insurance product lines, said Richard Barlow, Wejo Founder and CEO. “Sompo recognizes Wejo’s significant value proposition, and its new investment will help us continue to advance our Smart Mobility platform. Additionally, our continued commercial partnership will allow the Company to accelerate its entry into the Japanese market. Our proprietary platform and products aim to transform the end-to-end insurance market and help Sompo realize cost synergies and additional revenue opportunities.” John Maxwell, Chief Financial Officer, said: “To work through these challenging times in the capital markets, we have taken measurable actions to accelerate our path to profitability, prioritizing growth in the marketplaces and SaaS offerings with the highest near-term revenue opportunities. Our long-term plans have not changed other than timing of when other marketplaces will be launched. In addition to successfully raising additional capital through the PIPE offering, we have implemented a hiring freeze, eliminated non-revenue projects, and prioritized workflows to more squarely focus on revenue generation in the current year and into 2023. We will continue to pursue additional cost reduction initiatives, which will help us get to profitability sooner.”

About Wejo Wejo Group Limited is a global leader in cloud and software analytics for connected, electric, and autonomous vehicles, revolutionizing the way we live, work and travel by transforming and interpreting historic and real-time vehicle data. Wejo enables Smart Mobility for GoodTM by organizing trillions of data points collected from approximately 19 million vehicles and 79 billion journeys to date, across multiple brands, makes and models, and then standardizing and enhancing those streams of data on a vast scale. Wejo partners with ethical, like-minded companies and organizations to turn that data into insights that unlock value for consumers. With the most comprehensive and trusted data, information and intelligence, Wejo is creating a smarter, safer, more sustainable world for all. Founded in 2014, Wejo has offices in Manchester, UK and in regions where Wejo does business around the world. For more information, visit: www.wejo.com or connect with us on LinkedIn, Twitter, and Instagram. Forward-Looking Statements This communication contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. For more information, please follow this link: https://www.wejo.com/forward-looking-statements Investors: Tahmin Clarke, Wejo investor.relations@wejo.com Idalia Rodriguez, Arbor Advisory Group on behalf of Wejo investor.relations@wejo.com Media: Ben Hohmann, Wejo Ben.Hohman@Wejo.com